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                                                                    Exhibit 99.3

                     [PARKER/HUNTER INCORPORATED LETTERHEAD]

September 30, 1998


PRIVATE AND CONFIDENTIAL

The Halstead Employee
Stock Ownership Plan
Halstead Industries, Inc.
300 North Greene Street, Suite 1700
Greensboro, North Carolina 27401

Ladies and Gentlemen:

     We hereby consent to the (i) inclusion of our opinion letter to First Commercial Trust Company as trustee for the Employee Stock Ownership Plan of Halstead Industries, Inc. (the "Halstead ESOP"), dated August 5, 1998, as Appendix C to the Proxy Statement/Prospectus of Halstead Industries, Inc. ("Halstead") and Mueller Industries, Inc. ("Mueller"), relating to the proposed merger transaction involving Halstead and Mueller and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "Summary--Opinion of the Financial Advisor to the Halstead ESOP", "The Merger--Background of the Merger", "--Reasons for the Merger" and "--Opinion of the Financial Advisor to the Halstead ESOP." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



By: /s/ Parker/Hunter Incorporated
   -------------------------------
   PARKER/HUNTER INCORPORATED